Exhibit 10.1

Volcan Australia Corporation Pty Ltd
ACN 131 553 341
Level 34, 50 Bridge Street, Sydney NSW 2000
Tel: (02) 8216-0777   Fax: (02) 8216-0788

30 October 2009

Mr Barry Dawes
Martin Place Securities Pty Limited
Level 3
14 Martin Place
SYDNEY  NSW  2000

Dear Barry

Letter agreement between Volcan Australia Corporation Pty Ltd and Martin Place Securities Pty Limited ACN 094 927 947

Volcan Australia Corporation Pty Ltd (Volcan Australia) is the registered holder of the exploration licences set out in the Schedule for the exploration of Group 1 and Group 2 minerals near Inverell in New South Wales (Exploration Licences). Volcan Australia is a wholly-owned subsidiary of Volcan Holdings, Inc. (Volcan Holdings), a company listed on the NASDAQ OTC Bulletin Board in New York, USA.

Martin Place Securities Pty Ltd (MPS) is a broking and corporate advisory firm.

The parties propose to establish a new company (Newco), with its initial shareholders being MPS and Volcan Holdings (or its nominee). Upon payment of the option fee (details of which are set out below) Newco will obtain an option to earn interests in the Exploration Licences through various farm-in payments and investments (Proposed Transaction).

The parties have entered into this agreement (Letter Agreement) to set out the material terms and conditions of the Proposed Transaction.  The parties intend to be bound by this Letter Agreement but also intend to have its terms restated in a full form farm-in joint venture agreement (Farm-in Agreement) which will not be different in effect from, but may be more expansive and precise than, this Letter Agreement.

The parties agree on the following terms and conditions:

1.	Key provisions

(a)	NewCo

On the execution of this Letter Agreement:

●	the parties must procure that NewCo is incorporated with an initial share capital of 10,000,000 shares;

●	Of this initial share capital:

o	MPS must subscribe $5,000 for 5,000,000 shares at $0.001 per share; and

o	Volcan Holdings (or its nominee) must subscribe $5,000 for 5,000,000 shares at $0.001 per share; and

●	MPS must procure that Newco commences a fundraising so as to raise $500,000 from an investor(s) by the issue of 2,500,000 shares at $0.20 per share by 6 November 2009.

●
MPS will also use reasonable endeavours to procure that Newco raises an additional $1,050,000 at A$0.30 for an issue of 3,500,000 shares by 11 December 2009 and further funds as required at higher prices per share.

The parties acknowledge and agree that Newco may raise additional capital in order to fund its earn-in and investment entitlements and obligations under this Letter Agreement by the subsequent issue of new shares to investors.

The intention is for Newco to list on the ASX by mid next year following a JORC inferred resource being identified on the tenements the subject of the Exploration Licences.

(b)	Option and option fee

To obtain the option to earn interests in the Exploration Licences through various farm-in payments and investments, MPS must procure that Newco provides:

●	$250,000 to the Queensland Government on 30 October 2009 in payment of tenement fees due and payable on that day to keep the Exploration Leases located in Queensland in good standing;

●	$100,000 to Volcan Holdings by 6 November 2009;

●	$150,000 to Volcan Holdings by 30 November 2009; and

●	Makes all other payments necessary to keep all tenements in good standing during the option period (being 24 months from the date of this Letter Agreement).

(c)	Further Use of Funds:

Of the $500,000 to be raised by Newco by 6 November 2009 (see paragraph 1(a) above), $150,000 must be applied by Newco to the payment of expenses incurred in the course of the agreed exploration program.

Further funds raised will be disbursed towards the exploration of the tenements as approved by the Board of Newco.

(d)	Details of Option:

EL 7301:

Newco has the right to earn a 25% interest of Volcan Australia’s interest in NSW EL 7301 by identifying a JORC compliant inferred resource of 100M tonnes of economic grade bauxite on that tenement within 12 months of the date of this Letter Agreement, and investing $3M into Volcan Holdings at $10 per share.

Newco has the right to earn a further 25% (up to 50% of Volcan Australia’s interest in that tenement) by identifying a JORC compliant inferred resource of 300M tonnes of economic grade bauxite on that tenement within 12 months of the date of this Letter Agreement, and investing a further $3M into Volcan Holdings at $10 per share.

It is acknowledged that Volcan Australia has entered into a Heads of Agreement with the Quantum Group of NY (Quantum) that potentially would see Quantum acquire a 50% interest in this tenement, such that Newco would be earning up to a maximum of 25% of the total tenement, being 50% of Volcan Australia’s interest in that tenement.

All other tenements as outlined in the schedule (Tenements):

Newco has the right to earn a 10% interest in each of the Tenements (other than NSW EL 7301). To earn a 10% interest in a particular tenement, Newco must spend $500,000 within 24 months of the date of this Letter Agreement on that particular tenement.

Once Newco has earned a 10% interest in a tenement by expending $500,000 on that tenement, it will then have the right to earn an additional 10% interest in that tenement by investing $500,000 in Volcan Holdings at $10 per share within 24 months of the date of this Letter Agreement.

(e)	Management:

Newco will enter into an exclusive management agreement with Australian Gemstone Mining Pty Ltd (AGM) for the provision of geological and project management services by AGM for all projects associated with the tenements held by Volcan Australia at cost as approved by the board of Newco, plus a 15% management fee, for a minimum of 24 months from the date of the Letter Agreement and thereafter for such time that this Agreement remains in full force and effect.

2.	Announcements

No announcement or other disclosure may be made concerning the contents of this document, the Farm-in Agreement or any ancillary matter expect in each of the following cases:

(a)	by mutual written consent of the parties;

(b)	as required by law or by a stock exchange on which the party’s shares (or that of its holding company) are listed;

(c)	to a party’s professional advisors and financiers; or

(d)	any disclosure document or other fundraising document issued by Volcan Alumina to raise capital.

3.	Confidentiality

(a)
Subject to clause 3(b), each party must keep the terms of this Letter Agreement and any information of which it becomes aware in connection with this Letter Agreement (including any information arising out of due diligence investigations), confidential.

(b)	A party may make any disclosure in relation to this Letter Agreement:

(i)	to any professional adviser, financial adviser, banker, financier or auditor where that person is obliged to keep the information confidential;

(ii)	to comply with any applicable law, or any requirement of any regulatory body, including the ASX;

(iii)	to any of its employees to whom it is necessary to disclose the information;

(iv)	to obtain the consent of any third party to any term of, or to any act pursuant to, this Letter Agreement;

(v)	to enforce its rights or to defend any claim or action under this Letter Agreement;

(vi)	in a manner authorised by this Letter Agreement; and

(vii)	where the information has come into public domain through no fault of that party.

4.	Legally binding nature of this Letter Agreement

(a)	This Agreement is intended to create legally binding obligations on the parties and will bind each party when executed by that party.

(b)
The parties acknowledge that this Letter Agreement is to be replaced by the Farm-in Agreement that will be fuller, and more formal, in form but will be no different in effect and will reflect this document.  Until this Letter Agreement is so replaced, it is the intention of the parties that this Letter Agreement is enforceable, that this Letter Agreement must be treated as certain, clear and complete and as such binding.

5.	Notices

(a)	Any notice or communication given to a party under this Letter Agreement is only given if it is in writing and sent in one of the following ways:

(i)	delivered or posted to that party at its address as set out below; or

(ii)	faxed to that party at its fax number set out below.

Volcan Australia
Name:	Volcan Australia Corporation Pty Ltd
Address:	Level 34, 50 Bridge Street, Sydney NSW 2000
Fax No:	(02) 8216 0788
Attention:	Sholom Feldman
MPS
Name:	Martin Place Securities Pty Limited
Address:	Level 3, 14 Martin Place SYDNEY NSW 2000
Fax No:
Attention:	Mr Barry Dawes

6.	Stamp duty

Newco will pay any stamp duty due in respect of this Letter Agreement.

7.	Amendments

This Agreement may only be varied by a document signed by or on behalf of the parties.

8.	Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Letter Agreement without the prior written consent of the other party.

9.	Waiver

A provision of, or right created under, this Letter Agreement may not be:

(a)	waived except in writing signed by the party granting the waiver; or

(b)	varied except in writing signed by the parties.

10.	Consents

Any consent referred to in, or required under, this Letter Agreement from any party may not be unreasonably withheld, unless this Letter Agreement expressly provides for that consent to be given in that party’s absolute discretion.

11.	Counterparts

(a)	The parties may execute this Letter Agreement in two or more counterparts.

(b)	The parties deem that each counterpart is an original.

(c)	All counterparts together constitute one instrument.

12.	Entire agreement

This agreement constitutes the entire agreement of the parties and supersedes all prior discussions, undertakings and agreements.

13.	No representation or reliance

(a)
The parties acknowledge that no party (nor any person acting on a party’s behalf) has made any representation or other inducement to it to enter into this Letter Agreement, except for representations or inducements expressly set out in this Letter Agreement.

(b)
Each party acknowledges and confirms that it has not entered into this Letter Agreement in reliance on any representation or other inducement by or on behalf of any other party, except for representations or inducements expressly set out in this Letter Agreement.

14.	Costs

Each party is liable for the costs and expenses incurred by it in connection with the negotiation, entering into and completion of this document and the Farm-in Agreement.

15.	GST

If any payment made by one party to any other party under or relating to this document constitutes consideration for a taxable supply for the purposes of GST or any similar tax, the amount to be paid for the supply will be increased so that the net amount retained by the supplier after payment of that GST is the same as if the supplier was not liable to pay GST in respect of that supply.  This provision is subject to any other agreement regarding the payment of GST on specific supplies, and includes payments for supplies relating to the breach or termination of, and indemnities arising from, this document.

16.	Governing law and jurisdiction

(a)	This Agreement is governed by, and will be construed according to the laws of, New South Wales.

(b)	The parties submit to the non-exclusive jurisdiction of the courts of New South Wales.

(c)
The parties agree that any dispute regarding the preparation, interpretation and subject matter of the Letter Agreement shall be referred to and resolved through a process of arbitration, the determination of such process shall be binding on the parties.

Please evidence your agreement to the terms contained in this Letter Agreement by signing this Letter Agreement at the place indicated below.

Executed by Volcan Australia Corporation Pty Limited ACN 131 553 341 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )
/s/ Shlomo Feldman Director		Director/Secretary
Shlomo Feldman (Print) Full Name		(Print) Full Name

Executed by Martin Place Securities Pty Ltd ACN 094 927 947 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) )
/s/ Barry Dawes Director		Director/Secretary
Barry Dawes (Print) Full Name		(Print) Full Name

Signed by Volcan Holdings Inc in the presence of:	) )
Signature of Witness		Signature of
(Print) Name of Witness		Address

Schedule

Exploration Licences

	A	B	C	D	E	F
1	Tenement Number	Units	Area (sq km)	Status	Project Name	Company
2	EL 7301	336	1008	granted 23/2/2009	Inverell East, NSW	Volcan Australia
3	EL 7302	282*	846*	granted 23/2/2009	Inverell East, NSW	Volcan Australia
4	EL 7291	238	714	granted 13/2/2009	Monaro, NSW	Volcan Australia
5	EL 7292	250	750	granted 13/2/2009	Monaro, NSW	Volcan Australia
6	EL 7293	234	702	granted 13/2/2009	Monaro, NSW	Volcan Australia
7	EL 7294	231	693	granted 13/2/2009	Monaro, NSW	Volcan Australia
8	EL 7295	227	681	granted 13/2/2009	Monaro, NSW	Volcan Australia
9	EPMA 18139	100	300	offered 23/10/2009	Atherton, Qld	Volcan Australia
10	EPMA 18138	31	93	offered 23/10/2009	Atherton, Qld	Volcan Australia
11	EPMA 13186	93	279	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
12	EPMA 18141	99	297	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
13	EPMA 18134	85	255	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
14	EPMA 18149	98	294	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
15	EPMA 18152	86	258	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
16	EPMA 18133	100	300	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
17	EPMA 18131	100	300	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
18	EPMA 18144	100	300	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
19	EPMA 18153	100	300	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
20	EPMA 18142	62	186	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
21	EPMA 18143	15	45	offered 23/10/2009	Kingaroy, Qld	Volcan Australia
22	EPMA 18132	31	93	offered 23/10/2009	Childers/Kingaroy, Qld	Volcan Australia
23	EPMA 18135	96	288	offered 23/10/2009	Pittsworth, Qld	Volcan Australia
24	EPMA 18155	100	300	offered 23/10/2009	Pittsworth, Qld	Volcan Australia
25	EPMA 18156	73	219	offered 23/10/2009	Pittsworth, Qld	Volcan Australia
26	EPMA 18137	96	288	offered 23/10/2009	Pittsworth, Qld	Volcan Australia
27	EPMA 18146	75	225	offered 23/10/2009	Pittsworth, Qld	Volcan Australia
28	EPMA 18145	34	102	offered 23/10/2009	Pittsworth, Qld	Volcan Australia
29	EPMA 18140	36	108	offered 23/10/2009	Ravenshoe, Qld	Volcan Australia